www.TractorSupply.com

TRACTOR SUPPLY COMPANY PROVIDES BUSINESS UPDATE
Seasonal Challenges Impacted Fourth Quarter Sales
Fourth Quarter Same Store Sales Decreased by 1.4%
Announces Webcast of Fourth Quarter and Full Year 2015 Results

Brentwood, TN, January 12, 2016 - Tractor Supply Company (NASDAQ: TSCO), the largest rural lifestyle retail store chain in the United States, today provided a business update for the fourth quarter and full year ended December 26, 2015.

Net sales for the fourth quarter increased 3.9% to $1.65 billion from $1.58 billion in the prior year’s fourth quarter. Comparable store sales decreased 1.4% for the quarter compared to the prior year’s fourth quarter increase of 5.3%. Comparable store transaction counts increased by 0.6%, which represents the 31st consecutive quarter of transaction count growth. For the full fiscal year 2015, net sales increased 9.0% to $6.23 billion from $5.71 billion in fiscal 2014. Comparable sales for fiscal 2015 increased 3.1% compared to a 3.8% increase in fiscal 2014.

The same store sales decrease in the fourth quarter was primarily driven by weakness in the key cold weather seasonal categories of heating (stoves and fuel) and insulated outerwear, particularly in the Northeast and Midwest regions. Sales were also impacted by softness in seasonal big ticket items such as snow blowers, log splitters and generators. The weakness in seasonal categories was partially offset by continued sales strength in year-round basic products such as livestock feed, pet food and hardware.

Greg Sandfort, President and Chief Executive Officer, stated, “While our sales results for the quarter were below our expectations, the weakness was principally in cold weather categories such as heating, insulated outerwear and power equipment. Despite the unseasonably warm weather across most of the country, our customers continued to shop our stores for their everyday needs. Sales of non-seasonal, basic products were strong in the quarter and grew mid-single digits on a comparable store basis, but the warmest winter on record and its impact on cold weather categories was simply too much to overcome in the period.”

The Company now anticipates net income for the fourth quarter to range from $0.81 to $0.82 per diluted share and for fiscal 2015 to range from $2.99 to $3.00 per diluted share compared to previous guidance of $3.02 to $3.08 per diluted share.

Additional Fourth Quarter Information
The Company provided the following information to offer further insight into the fourth quarter results:

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Sales were heavily impacted by key cold weather seasonal categories such as heating, insulated outerwear and power equipment. While several other categories were affected by the warm winter season, the decline in these three seasonal categories alone negatively impacted comparable store sales by an estimated 400 basis points in the fourth quarter.

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Sales of big ticket items were down approximately 6% as sales were negatively impacted by weakness in cold weather items such as snow blowers, generators and log splitters. This was slightly offset by strong sales in trailers and non-seasonal related outdoor power equipment.

•	The Livestock and Pet category experienced a mid-single digit same store sales increase.

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Sales in the Northeast and Midwest were the most impacted by the unseasonably warm weather. Excluding these regions, the remaining regions of the country aggregated a low single digit same store sales increase.

•	The Company continued to see strong sales growth in the Western region, where the seasonal trends were more normalized. Same store sales increased high single digits in this region.

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Inventory per store including in transit increased by approximately 7%. An increase in key cold weather seasonal categories accounted for approximately 250 basis points of the increase while the inventory build at our new Casa Grande, AZ distribution center was approximately 100 basis points of the increase.

Initial Company Outlook for 2016
The Company’s annual earnings per diluted share growth target continues to be mid-teens growth. On a preliminary basis, the Company projects fiscal 2016 net income to range from $3.40 to $3.48 per diluted share. Included in this projection are the additional expenses related to the first year of operations for the new Casa Grande, AZ distribution center and the continued transition of the Company’s Del’s stores to Tractor Supply stores. The projection also considers the impact of the additional 53rd week in fiscal 2016.

While Tractor Supply Company does not provide quarterly earnings guidance, management noted that the comparable store sales headwind from winter-related merchandise has moderated recently with more normalized weather but the clearance of excess seasonal items could negatively impact gross margin in the first quarter.

Anthony Crudele, Executive Vice President and Chief Financial Officer, stated, “Based on the expected margin pressure to clear winter merchandise and incremental costs from the new distribution center, we anticipate that the first quarter may be the toughest comparison in 2016. As a reminder, first quarter sales are heavily influenced by spring performance, and we will continue to invest in the key spring seasonal and year-round basic inventory necessary to drive traffic and sales.”

Webcast of Fourth Quarter and Full Year 2015 Results
Tractor Supply Company plans to release its complete fourth quarter and full year 2015 results after the market closes on Wednesday, January 27, 2016. In conjunction with this release, the management of Tractor Supply Company will host a conference call at 5:00 p.m. Eastern Time on Wednesday, January 27, 2016, which will be simultaneously webcast live over the Internet at IR.TractorSupply.com.

Please allow extra time prior to the call to visit the site and download the streaming media software required to listen to the Internet broadcast.

A replay of the webcast will be available at IR.TractorSupply.com shortly after the conference call concludes.

About Tractor Supply Company
At December 26, 2015, Tractor Supply Company operated 1,488 stores in 49 states. The Company’s stores are focused on supplying the lifestyle needs of recreational farmers and ranchers and others who enjoy the rural lifestyle, as well as tradesmen and small businesses. Stores are located primarily in towns outlying major metropolitan markets and in rural communities. The Company offers the following comprehensive selection of merchandise: (1) equine, livestock, pet and small animal products, including items necessary for their health, care, growth and containment; (2) hardware, truck, towing and tool products; (3) seasonal products, including heating, lawn and garden items, power equipment, gifts and toys; (4) work/recreational clothing and footwear; and (5) maintenance products for agricultural and rural use.

Forward Looking Statements
As with any business, all phases of the Company’s operations are subject to influences outside its control. This information contains certain forward-looking statements, including statements regarding sales and earnings growth, estimated results of operations, capital expenditures, marketing, merchandising and strategic initiatives and new store and distribution center openings in future periods. These forward-looking statements are subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and are subject to the finalization of the Company’s quarterly financial and accounting procedures, and may be affected by certain risks and uncertainties, any one, or a combination, of which could materially affect the results of the Company’s operations. These factors include, without limitation, general economic conditions affecting consumer spending, the timing and acceptance of new products in the stores, the timing and mix of goods sold,  purchase price volatility (including inflationary and deflationary pressures), the ability to increase sales at existing stores, the ability to manage growth and identify suitable locations, failure of an acquisition to produce anticipated results, the ability to successfully manage expenses and execute our key gross margin enhancing initiatives, the availability of favorable credit sources, capital market conditions in general, the ability to open new stores in the manner and number currently contemplated, the impact of new stores on our business, competition, weather conditions, the seasonal nature of our business, effective merchandising initiatives and marketing emphasis, the ability to retain vendors, reliance on foreign suppliers, the ability to attract, train and retain qualified employees, product liability and other claims, changes in federal, state or local regulations, potential judgments, fines, legal fees and other costs, breach of information systems or theft of employee or customer data, ongoing and potential future legal or regulatory proceedings, management of our information systems, failure to develop and implement new technologies, the failure of customer-facing technology systems, business disruption including from the implementation of supply chain technologies, effective tax rate changes and results of examination by taxing authorities, the ability to maintain an effective system of internal control over financial reporting, changes in accounting standards, assumptions and estimates. Forward-looking statements made by or on behalf of the Company are based on knowledge of its business and the environment in which it operates, but because of the factors listed above, actual results could differ materially from those reflected by any forward-looking statements. Consequently, all of the forward-looking statements made are qualified by these cautionary statements and those contained in the Company’s Annual Report on Form 10-K and other filings with the Securities and Exchange Commission. There can be no assurance that the results or developments anticipated by the Company will be realized or, even if substantially realized, that they will have the expected consequences to or effects on the Company or its business and operations. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company does not undertake any obligation to release publicly any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.